Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-131046) of Maverick Tube Corporation for the registration of $250,000,000 of 1.875% Convertible Senior Subordinated Notes due 2025 and 6,160,150 Shares of Common Stock of Maverick Tube Corporation and to the incorporation by reference therein of our reports dated March 3, 2006, with respect to the consolidated financial statements and schedule of Maverick Tube Corporation and Subsidiaries, Maverick Tube Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Maverick Tube Corporation and Subsidiaries, included in its Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
St. Louis, Missouri
March 20, 2006